Exhibit 8.1

[00 Month 0000]

Tax Opinion as to Greek Tax Consequences of the Transaction

Dear Sirs:

We have acted as Greek tax counsel to Coca-Cola HBC AG in connection with its Registration Statement  under the Securities Act of 1933, as amended (the “Act”), filed on Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”). We hereby confirm to you that our opinion as to the material Greek tax considerations of (i) the exchange offer to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (ii) the Greek statutory buy-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, (iii) the Greek statutory sell-out to holders of Coca-Cola Hellenic Shares or Coca-Cola Hellenic ADSs, and (iv) the ownership of Coca-Cola HBC Shares or Coca-Cola HBC ADSs received in the exchange offer, or the Greek statutory buy-out or the Greek statutory sell-out, if Coca-Cola HBC Shares or Coca-Cola HBC ADSs are properly elected to be received instead of cash, is as set forth under the caption “Material Tax Considerations - Greece” of the  Registration Statement (the “Prospectus”), subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Considerations - Greece “ in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,